UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

May 30, 2013

Date of Report (Date of earliest event reported)

Chimerix, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-35867	33-0903395
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

2505 Meridian Parkway, Suite 340 Durham, NC		27713
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (919) 806-1074

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On May 30, 2013, we entered into an amendment (the “Amendment”) to our contract with the Biomedical Advanced Research and Development Authority (“BARDA”) for the continued development of CMX001 as a potential medical countermeasure against smallpox, which is classified as a Category A bioterror agent by the U.S. Centers for Disease Control and Prevention. The overall contract with BARDA consists of an initial performance period, plus up to four extension periods each of which may be exercised at BARDA’s sole discretion. The Amendment, which exercises Option Segment 1: (i) provides $5 million in funding for the performance of the segment, increasing the total cumulative funding of the contract, including this option segment, from approximately $31 million to approximately $36 million, (ii) sets the period of performance for Option Segment 1 to be 12 months from the date of the Amendment; (iii) modifies the scope of Option Segment 1 to require four CMX001 pharmacokinetic studies in healthy and poxvirus-infected mice and rabbits, and (iv) modifies the scope of Option Segment 1 to include virology assay method development and validation, and ongoing bulk drug substance/drug product stability studies. The activities included in the scope of Option Segment 1 are intended to support submission of a new drug application to the U.S. Food and Drug Administration for CMX001 for the treatment of smallpox.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Chimerix, Inc.

Dated: June 5, 2013
	By:	/s/ Timothy W. Trost
Timothy W. Trost
Senior Vice President, Chief Financial Officer and Corporate Secretary